Exhibit 99.1

13962 Park Center Road, Herndon, VA 20171;
703-674-5500; Fax 703-450-0407
E-mail: info@steelcloud.com

For Investor Relations contact: Tim Clemensen at 212-843-9337 or tclemensen@rubensteinir.com

PRESS RELEASE
For Immediate Distribution

SteelCloud Begins Financing Strategic Shift to SteelWorks® Mobile

Herndon, VA (July 08, 2009) – SteelCloud, Inc. (Nasdaq: SCLD), a leading integrator of embedded computing and server appliances, today announced that it has closed on a $250,000 senior debt instrument provided by Caledonia Capital to finance operations and the Company’s continued shift to develop and market its products involving the BlackBerry® Enterprise Server.

“I am enthusiastic about SteelCloud’s long term strategy for leveraging their SteelWorks® Mobile technology into the significant BlackBerry® installed base,” said Edward M. Murchie, President, Caledonia Capital.  “Our investment is the first step in recapitalizing the company to exploit this opportunity."

“Significant work is underway to retool SteelCloud to leverage our software assets and to develop the tremendous opportunity we have for our SteelWorks® Mobile appliance products worldwide,” remarked Brian Hajost, SteelCloud President and CEO.  “While we have no assurance that the Company will be able to raise additional capital, we have received great reception from potential investors looking at our strategy around the BlackBerry® market.  We appreciate Caledonia’s vote of confidence and support.”

About SteelCloud

SteelCloud is a developer and integrator of mobility computing appliance solutions.  The Company designs, architects and develops specialized appliance solutions for mobile computing technologies including the BlackBerry Enterprise Server technology from Research In Motion.  For both commercial and government markets, the Company delivers integrated hardware/software appliance solutions that focus on ease of deployment, policy compliance, and high availability.  Over its 20-year history, the Company has won numerous awards for technical excellence and customer satisfaction.  The Company can be reached at (703) 674 5500.  Additional information is available at www.steelcloud.com.  E-mail: info@steelcloud.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; availability of financing; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. SteelCloud takes no obligation to update or correct forward-looking statements.

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